                                                                   EXHIBIT 10.49

                                 MORTGAGE NOTE

$16,000,000.00                                                   August 15, 1997

     For value received, GL/PHP,LLC, a Delaware limited liability company, having its principal place of business at 439 North Bedford Drive, Beverly Hills, California 90210 (hereinafter referred to as "MAKER"), promises to pay to the order of NOMURA ASSET CAPITAL CORPORATION, a Delaware corporation, at its principal place of business at Two World Financial Center, Building B, New York, New York 10281 (hereinafter referred to as "PAYEE"), or at such place as the holder hereof may from time to time designate in writing, the principal sum of Sixteen Million and no/100 Dollars ($16,000,000.00), in lawful money of the United States of America, with interest thereon to be computed on the unpaid principal balance from time to time outstanding at the Applicable Interest Rate (as hereinafter defined), and to be paid in installments as follows:

     A.   A payment of interest only on September 11, 1997;

     B. A constant payment of $155,197.14 (such amount hereinafter the "MONTHLY DEBT SERVICE PAYMENT AMOUNT"), on the eleventh day of October, 1997 and on the eleventh day of each calendar month thereafter up to and including the eleventh day of February, 2014; each of such payments to be applied (a) to the payment of interest computed at the Initial Interest Rate (as hereinafter defined); and
          (b) the balance applied toward the reduction of the principal sum:

and the balance of said principal sum together with all accrued and unpaid interest thereon shall be due and payable on the eleventh day of March, 2014 (the "MATURITY DATE"). Interest on the principal sum of this Note shall be calculated on the basis of the actual number of days elapsed in a three hundred sixty (360) day year. The constant payment required hereunder is based on an amortization schedule of one hundred ninety-eight (198) months (the "AMORTIZATION TERM"). The first interest accrual period hereunder shall commence on and include the date that principal is advanced hereunder and shall end on and include the next tenth (10th) day of a calendar month; unless principal is advanced on the tenth (10th) day of a month, in which case the first interest accrual period shall consist of only such tenth (10th) day. Each interest accrual period thereafter shall commence on the eleventh (11th) day of each calendar month during the term of this Note and shall end on and include the tenth (10th) day of the next occurring calendar month. All amounts due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever.

     1. The term "APPLICABLE INTEREST RATE" as used in this Note shall mean from (a) the date of this Note through but not including the Optional Prepayment Date (as hereinafter defined), a rate of eight and ninety-eight one hundredths percent (8.98%) per annum (the "INITIAL INTEREST RATE"), and (b) from and after the Optional Prepayment Date through and including the date this Note is paid in full, a rate per annum equal to the greater of (i) the Initial Interest Rate plus five (5) percentage points or (ii) the Treasury Rate (as hereinafter defined) plus five (5) percentage points (the "REVISED INTEREST RATE"). For purposes of this Note, (A) the term "OPTIONAL PREPAYMENT DATE" shall mean, December 11, 2009, and (B) the term "TREASURY RATE" shall mean, as of the Optional Prepayment Date, the yield, calculated by linear interpolation (rounded to the nearest one-thousandth of one percent (i.e., 0.001%)) of the yields of
                                              ---
noncallable United States Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from the Optional Prepayment Date to the Maturity Date, as determined by Payee on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or other recognized source of financial market information selected by Payee.

     2. This Note is evidence of that certain loan made by Payee to Maker contemporaneously herewith (the "LOAN"). This Note is secured by (a) a Mortgage, Assignment of Leases and Rents and Security Agreement of even date herewith in the amount of this Note given by Maker for the use and benefit of Payee covering the fee estate of Maker in certain premises as more particularly described therein (the "MORTGAGE"), (b) an Assignment of

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Leases and Rents of even date herewith executed by Maker in favor of Payee (the
"ASSIGNMENT OF LEASES"), and (c) the other Loan Documents (as hereinafter defined). The term "LOAN DOCUMENTS" as used in this Note relates collectively to this Note, the Mortgage, the Assignment of Leases and any and all other documents securing, evidencing, or guaranteeing all or any portion of the Loan or otherwise executed and/or delivered in connection with this Note and the Loan.

     3. If any sum payable under this Note is not paid on the date on which it is due, Maker shall pay to Payee upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray a portion of the expenses incurred by Payee in handling and processing such delinquent payment and to compensate Payee for the loss of the use of such delinquent payment. If the day when any payment required under this Note is due is not a Business Day (as hereinafter defined), then payment shall be due on the first Business Day thereafter. The term "BUSINESS DAY" shall mean a day other than (i) a Saturday or Sunday, or (ii) any day on which banking and savings and loan institutions in New York are authorized or obligated by law or executive order to be closed.

     4. The whole of the principal sum of this Note, together with all interest accrued and unpaid thereon and all other sums due under the Loan Documents (all such sums hereinafter collectively referred to as the "DEBT"), or any portion thereof, shall without notice become immediately due and payable at the option of Payee if any payment required in this Note is not paid on the date on which it is due or upon the happening of any other Event of Default (as defined in the Mortgage). In the event that it should become necessary to employ counsel to collect or enforce the Debt or to protect or foreclose the security therefor, Maker also shall pay on demand all costs of collection incurred by Payee, including attorneys' fees and costs reasonably incurred for the services of counsel whether or not suit be brought.

     5. Maker does hereby agree that upon the occurrence of an Event of Default (including upon the failure of Maker to pay the Debt in full on the Maturity Date), Payee shall be entitled to receive and Maker shall pay interest on the entire unpaid principal sum and any other amounts due at a rate (the "DEFAULT RATE") equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) five percent (5%) above the Applicable Interest Rate. The Default Rate shall be computed from the occurrence of the Event of Default until the date Maker cures the Event of Default and such cure is accepted by Payee. This charge shall be added to the Debt and shall be secured by the Mortgage. This paragraph, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Payee by reason of the occurrence of any Event of Default.

     6. This Note may not be prepaid prior to the Optional Prepayment Date; provided, however, Maker shall have the right and option to release the Mortgaged Property (as defined in the Mortgage) from the lien of the Mortgage in accordance with the terms and provisions set forth in Paragraph 51 of the Mortgage (the "DEFEASANCE OPTION"). Notwithstanding the foregoing sentence, Maker shall have the privilege to prepay the entire principal balance of this Note and any other amounts outstanding on any scheduled payment date during the six (6) months preceding the Optional Prepayment Date without payment of the Yield Maintenance Premium (as defined in the Mortgage) or any other premium or penalty. In addition, on the Optional Prepayment Date or on any scheduled payment date thereafter, the Maker may, at its option and upon thirty (30) days prior written notice from Maker to Payee, prepay in whole or in part the outstanding principal balance of this Note and any other amounts outstanding without payment of the Yield Maintenance Premium or any other premium or penalty. If prior to the Optional Prepayment Date and following the occurrence of any Event of Default, Maker shall tender payment of an amount sufficient to satisfy the Debt at any time prior to a sale of the Mortgaged Property, either through foreclosure or the exercise of the other remedies available to Payee under the Mortgage, such tender by Maker shall be deemed to be voluntary and Maker shall pay, in addition to the Debt, the Yield Maintenance Premium, if any, that would be required under the Defeasance Option. In addition to the foregoing, Maker shall not be required to pay any fee or consideration if, in accordance with the terms and conditions of the Mortgage, Payee receives (a) insurance proceeds or other payments as a result of fire or other casualties, or
(b) awards or other payments made in any condemnation or eminent domain proceedings, including, without limitation, payments by Pinnacle Health Enterprises, LLC ("PINNACLE"), as tenant of the Mortgaged Property, to Maker in connection with a sale of all or

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any portion of the Mortgaged Property to Pinnacle upon a taking of all or such portion of the Mortgaged Property through a condemnation or eminent domain proceeding pursuant to that certain Lease dated as of February 1, 1997 between Maker, as landlord and Pinnacle, as tenant (collectively, "INVOLUNTARY PAYMENTS"), and such involuntary Payments are applied by Payee toward reduction of the Debt; provided, however, if an Event of Default, or an event with notice and/or the passage of time would constitute an Event of Default, has occurred then the Maker shall pay to the Payee an additional amount equal to the Yield Maintenance Premium, if any, that would be required under the Defeasance Option. In the event that any such Involuntary Payments are applied to the outstanding principal balance due under this Note, Payee shall, upon written notice to Maker, recalculate the Monthly Debt Service Payment Amount subsequently due hereunder based on (i) the principal balance outstanding after application of any such Involuntary Payment, (ii) the Remaining Amortization Term (hereinafter defined), and (iii) the Applicable Interest Rate. For the purpose hereof, the term "REMAINING AMORTIZATION TERM" shall mean the Amortization Term less the number of calender months for which a Monthly Debt Service Payment Amount was made hereunder on or prior to the date of the Involuntary Payment.

     7. (a) From and after the date hereof and pursuant to the terms of the Cash Management Agreement (as defined in Section 52 of the Mortgage) until the Optional Prepayment Date, Maker (i) shall cause all Rents (as defined in the Mortgage) and other sums collected from or arising with respect to, the Mortgaged Property to be deposited in the deposit account (the "DEPOSIT ACCOUNT") established pursuant to the Cash Management Agreement; and (ii) shall require the deposit bank to wire all amounts that it receives in the Deposit Account, after the payment of the Monthly Debt Service Amount, to the Maker on a monthly basis.

          (b) For each calendar year commencing on June 1, 2009 and for each calendar year thereafter, the Maker shall submit to the Payee for the Payee's written approval an annual budget (an "ANNUAL BUDGET") not later than sixty (60) days prior to the commencement of such calendar year, in form satisfactory to Payee setting forth in reasonable detail budgeted monthly operating income and monthly operating capital and other expenses for the Mortgaged Property, if any. Each Annual Budget shall contain, among other things, limitations on management fees, third party service fees, and other expenses as the Payee may reasonably determine. Payee shall have the right to approve such Annual Budget and in the event that Payee objects to the proposed Annual Budget submitted by Maker, Payee shall advise Maker of such objections within fifteen (15) days after receipt thereof (and deliver to Maker a reasonably detailed description of such objections) and Maker shall within three (3) days after receipt of notice of any such objections revise such Annual Budget and resubmit the same to Payee. Payee shall advise Maker of any objections to such revised Annual Budget within ten
(10) days after receipt thereof (and deliver to Maker a reasonably detailed description of such objections) and Maker shall revise the same in accordance with the process described in this subparagraph until the Payee approves an Annual Budget, provided, however, that if Payee shall not advise Maker of its objections to any proposed Annual Budget within the applicable time period set forth in this paragraph, then such proposed Annual Budget shall be deemed approved by Payee. Each such Annual Budget approved by Payee in accordance with terms hereof shall hereinafter be referred to as an "APPROVED ANNUAL BUDGET." Until such time that Payee approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in real taxes, insurance premiums and utilities expenses.

     8. In the event that the Maker does not prepay the entire principal balance of this Note and any other amounts outstanding on the Optional Prepayment Date, the provisions of subparagraph 7(b) as set forth above shall remain in full force and effect, and the following subparagraph also shall apply:

          (a) From and after the Optional Prepayment Date, interest shall accrue on the unpaid principal balance from time to time outstanding on this Note at the Revised Interest Rate. Interest accrued at the Revised Interest Rate and not paid pursuant to this paragraph 8 shall be deferred and added to the Debt and shall earn interest at the Revised Interest Rate to the extent permitted by applicable law (such accrued interest is hereinafter defined as " ACCRUED INTEREST"). All of the Debt, including and Accrued Interest, shall be due and payable on the Maturity Date.

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          (b)  Maker shall pay on the Optional Prepayment Date and the eleventh day of each calendar month thereafter up to and including the Maturity Date the following payments from Rents received on or before such day in the listed order of priority:

               i) First, payments to the Tax and Insurance Escrow Fund (as defined in the Mortgage) in accordance with the terms and conditions of the Mortgage, if any;


               ii) Second, the payment of the Monthly Debt Service Payment Amount to be applied first to the payment of interest computed at the Initial Interest Rate with the remainder applied to the reduction of the outstanding principal balance of this Note;

               iii) Third, payments for monthly Cash Expenses (as hereinafter defined), less management fees payable to affiliates of Maker, if any, pursuant to the terms and conditions of the related Approved Annual Budget;

               iv) Fourth, payments for monthly Net Capital Expenditures, if any, pursuant to the terms and conditions of the related Approval Annual Budget;

               v) Fifth, payment for Extraordinary Expenses (as hereinafter defined) approved by Payee, if any;

               vi) Sixth, payments to the Payee to be applied against the outstanding principal due under this Note until such principal amount is paid in full;

               vii)  Seventh, payments to the Payee for Accrued Interest;

               viii) Eighth, payments to the Payee of any other amounts due under the Loan Documents; and

               ix)   Lastly, payment to the Maker  of any excess amounts.

          (c) Nothing in this paragraph 8 shall limit, reduce or otherwise affect Maker's obligations to make payments of the Monthly Debt Service Payment Amount, payments to the Tax and Insurance Escrow Fund, if any, and payments of other amounts due hereunder and under the other Loan Documents, whether or not Rents are available to make such payments.

          (d) In the event that the Maker must incur an extraordinary operating expense or capital expense not set forth in the Annual Budget (each an "EXTRAORDINARY EXPENSE"), then the Maker shall promptly deliver to Payee a reasonably detailed explanation of such Extraordinary Expense for the Payee's approval.

          (e) For the purposes of this Note, (i) "CASH EXPENSES" shall mean, for any period, the operating expenses for the operation and maintenance of the Mortgaged Property as set forth in an Approved Annual Budget to the extent that such expenses are actually incurred by Maker minus payments into the Tax and Insurance Escrow Fund, if any, and (ii) "NET CAPITAL EXPENDITURES" shall mean for any period the amount expended which exceeds reimbursement from any fund established under the Mortgage for items capitalized under generally accepted accounting principles (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

     9. It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply with applicable state law or applicable United States Federal law (to the extent that it permits Payee to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this paragraph shall control every other covenant and agreement in this Note and the other Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render unsurious any amount called for under this Note or under any

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of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Debt, or if Payee's exercise of the option to accelerate the Maturity Date, or if any prepayment or the exercise of any Defeasance Option by Maker results in Maker having paid any interest in excess of that permitted by applicable law, then it is Payee's express intent that all excess amounts theretofore collected by Payee shall be credited on the principal balance of this Note and all other Debt and the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible and hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Payee for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Debt until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

     10. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought. Whenever used, the singular number shall include the plural, the plural the singular, and the words "PAYEE" and "MAKER" shall include their respective successors, assigns, heirs, executors and administrators. If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

     11. Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, notice of nonpayment, notice of intent to accelerate the maturity hereof and of acceleration. No release of any security for the Debt or any person liable for payment of the Debt, no extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of the Loan Documents made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other person or party who may become liable under the Loan Documents for the payment of all or any part of the Debt.

     12. Subject to the qualifications below, Payee shall not enforce the liability and obligation of Maker to perform and observe the obligations contained in this Note, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Maker, except that Payee may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Payee to enforce and realize upon its interest under this Note, the Mortgage and the other Loan Documents, or in the Mortgaged Property, the Rents, or any other collateral given to Payee pursuant to the Loan Documents; provided, however, that, except
                                               --------  -------
as specifically provided herein, any judgement in any such action or proceeding shall be enforceable against Maker only to the extent of Maker's interest in the Mortgaged Property, in the Rents and in any other collateral given to Payee, and Payee, by accepting this Note, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Maker in any such action or proceeding under or by reason of or under or in connection with this Note, the Mortgage or the other Loan Documents. The provisions of this paragraph shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Payee to name Maker as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of the Payee thereunder; (d) impair the right of Payee to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; or (f) constitute a waiver of the right of Payee to enforce the liability and obligation of Maker, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Payee (including attorneys' fees and costs reasonably incurred) arising out of or in connection with the following:

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               i)    fraud or intentional misrepresentation by Maker or any
          guarantor in connection with the Loan;

               ii)   the gross negligence or willful misconduct of Maker;

               iii)  intentional actual waste of the Mortgaged Property;

               iv) the breach of any representation, warranty, covenant or indemnification provision in that certain Environmental and Hazardous Substance Indemnification Agreement of even date herewith given by Maker to Payee or in the Mortgage concerning environmental laws, hazardous substances or asbestos;

               v) the removal or disposal of any portion of the Mortgaged Property after an Event of Default;

               vi) the misapplication or conversion by Maker of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Mortgaged Property, (B) any awards or other amounts received in connection with the condemnation of all or a portion of the Mortgaged Property, or (C) any Rents following an Event of Default;

               vii) failure to pay charges for labor or materials or other charges that can create liens on any portion of the Mortgaged Property; and

               viii) any security deposits collected with respect to the Mortgaged Property which are not delivered to Payee upon a foreclosure of the Mortgaged Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases (as defined in the Mortgage) prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof.

Notwithstanding anything to the contrary in this Note or any of the Loan Documents, (A) Payee shall not be deemed to have waived any right which Payee may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Payee in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Maker in the event that; (i) the first full monthly payment of principal and interest under this Note is not paid when due; (ii) Maker fails to permit on-site inspections of the Mortgaged Property within ten
(10) days after request by Payee, fails to provide financial information within thirty (30) days after the date upon which such financial information is due and Payee has given at least fifteen (15) days prior written notice to Maker of such failure by Maker to provide such information, or fails to maintain its status as a single purpose entity as required by, and in accordance with the terms and provisions of, the Mortgage; (iii) Maker fails to obtain Payee's prior written consent to any subordinate financing or other voluntary lien encumbering the Mortgaged Property; or (iv) Maker fails to obtain Payee's prior written consent to any assignment, transfer, or conveyance of the Mortgaged Property or any interest therein as required by the Mortgage.

     Further notwithstanding anything to the contrary contained herein, no liability or obligation shall be personally binding upon nor shall resort to the enforcement thereof be had to the property of the shareholders, directors or officers of G&L Management Delaware Corp., the corporate managing member in Maker, or to the members in Maker, to the extent that the terms of this Paragraph 50 hereof are breached.

     13. Maker (and the undersigned representative of Maker, if any) represents that Maker has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note, the Mortgage and the other Loan Documents and that this Note, the Mortgage and the other Loan Documents constitute valid and binding obligations of Maker.

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

     14. All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner specified in the Mortgage directed to the parties at their respective addresses as provided therein.

     15. MAKER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY MAKER, AND IS INTENDED TO EMCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCURE, PAYEE IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY MARKER.

     16. This Note shall be governed by and construed in accordance with the laws of the State in which the Mortgaged Property is located and the applicable laws of the United States of America.







                                      7

    Maker has duly executed this Note the day and year first above written.

                              MAKER:

                                  GL/PHP,LLC, a Delaware limited liability company

                                  By: G&L MANAGEMENT DELAWARE CORP.,
                                      a Delaware corporation, as Managing Member

                                          /s/ GARY GRABEL
                                      By:  ----------------------------------
                                          Gary Grabel, Vice President





Pay to the order of __________________________________,2_______________, without recourse.


                                          NOMURA ASSET CAPITAL, CORPORATION, a
                                          Delaware corporation


                                          By: ________________________________
                                              Name:___________________________
                                              Title:__________________________